UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 4, 2012

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 4, 2012, Air Lease Corporation (the “Company”) entered into a three-year senior unsecured revolving credit facility in excess of $850 million (the “Credit Facility”) with JP Morgan Chase Bank, N.A., as administrative agent, and the lenders named therein.  The Credit Facility was arranged by J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBC Capital Markets, BMO Capital Markets, Commonwealth Bank of Australia and Wells Fargo Securities, LLC. The Credit Facility will mature on May 4, 2015 and contains an uncommitted accordion feature under which its aggregate principal amount can be increased by up to $500 million under certain circumstances.  The Credit Facility contains sublimits of $100 million for the issuance of letters of credit and $100 million for swingline loans.

The Credit Facility provides for certain affirmative and negative covenants, including financial covenants relating to the Company’s consolidated leverage ratio, consolidated shareholders’ equity and consolidated unencumbered assets, as well as an interest coverage test that will be suspended when the Credit Facility or certain other indebtedness of the Company is rated investment grade (as defined in the Credit Facility).  In addition, the Credit Facility contains customary representations and warranties and events of default.  In the case of an event of default, the lenders may terminate the commitments under the Credit Facility and require immediate repayment of all outstanding borrowings and the cash collateralization of all outstanding letters of credit.  Such termination and acceleration will occur automatically in the event of certain bankruptcy events.

Borrowings under the Credit Facility generally will bear interest at either (a) LIBOR plus a margin of 175 basis points per year or (b) an alternative base rate plus a margin of 75 basis points per year.  The Company is required to pay a commitment fee in respect of unutilized commitments under the Credit Facility at the rate set forth therein.  Borrowings under the Credit Facility will be used to finance the working capital needs of the Company and its subsidiaries in the ordinary course of business and for other general corporate purposes.

The Credit Facility is not currently guaranteed by any of the Company’s subsidiaries.  However, the Credit Facility will be required to be guaranteed by any of the Company’s subsidiaries that guarantee certain of the Company’s indebtedness.

The Credit Facility replaces the Company’s senior unsecured credit facilities of $273 million in the aggregate.  The lenders under the replaced credit facilities or their affiliates are lenders under the Credit Facility.  As of May 4, 2012, the Company did not have any loans outstanding or letters of credit issued under the replaced credit facilities, which the Company terminated without penalty.

As of March 12, 2012, Commonwealth Bank of Australia, a lender under the Credit Facility, held 7.35% of our Class A Common Stock.  Certain of the lenders under the Credit Facility have other lending relationships with the Company and its subsidiaries, including under our 2010 Warehouse Facility.  In addition, certain lenders under the Credit Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description is a summary and is qualified in its entirety by reference to the complete text of the credit agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report of Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

The Company issued a press release on May 7, 2012 announcing the closing of the Credit Facility.  A copy of the press releases is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit 10.1	Credit Agreement, dated as of May 4, 2012, by and among Air Lease Corporation as borrower, JP Morgan Chase Bank, N.A. as administrative agent and several lenders from time to time parties thereto.

Exhibit 99.1	Press Release dated May 7, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION

Date: May 7, 2012	/s/ Gregory B. Willis
Gregory B. Willis
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Credit Agreement, dated as of May 4, 2012, by and among Air Lease Corporation as borrower, JP Morgan Chase Bank, N.A. as administrative agent and several lenders from time to time parties thereto.

99.1	Press Release dated May 7, 2012.